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                                                                     EXHIBIT 4.3


                                PULTE CORPORATION
                    2000 STOCK PLAN FOR NONEMPLOYEE DIRECTORS

         1. DEFINITIONS. As used in the Plan, the following definitions shall apply:

                  "BOARD OF DIRECTORS" means the Board of Directors of the Company.

                  "BUSINESS DAY" means any day other than a Saturday, a Sunday, a legal holiday in Detroit, Michigan or a day on which banking institutions located in Detroit, Michigan are authorized by law or other governmental actions to close.

                  "COMMITTEE" means a committee consisting of three or more members appointed by the Board of Directors who may be, but are not required to be, directors or employees of the Company and who shall serve from the effective date of their appointment until such time as the Board of Directors shall appoint a successor to any or all of such members of the Committee.

                  "COMMON STOCK" means the common stock of the Company, par value $0.01 per share, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 9(b).

                  "COMPANY" means Pulte Corporation, a Michigan corporation, or any successor.

                  "DATE OF GRANT" means the date on which a grant of Option Rights or a grant of Stock shall become effective pursuant to the Plan.

                  "ELIGIBLE DIRECTORS" means members of the Board of Directors who are not employees of the Company or any Subsidiary.

                  "FAIR MARKET VALUE" shall be determined by the Committee and may be determined by taking the mean average between the highest and the lowest quoted selling price of the Common Stock on the New York Stock Exchange or other market on which shares of the Common Stock are traded on the date of determination; if there are no sales of Common Stock on the date of determination of Fair Market Value, the determination shall be made on the next following day on which there are such sales.

                  "OPTION RIGHT" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Section 4.

                  "NEW ELIGIBLE DIRECTOR" means a person who first becomes an Eligible Director by being elected or appointed to the Board of Directors after May 18, 2000. However, a person whose appointment or election to the Board takes effect in March, April or May shall not be a New Eligible Director.



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                  "NONQUALIFIED OPTION" means an option to purchase Common Stock which meets the requirements of the Plan but does not meet the definition of an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                  "PARTICIPANT" means an Eligible Director or New Eligible Director named in an agreement evidencing an outstanding Option Right or grant of Stock.

                  "PLAN" means the Pulte Corporation 2000 Stock Plan for Nonemployee Directors, as amended from time to time.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "STOCK" means shares of Common Stock granted pursuant to
Section 5.

         2. PURPOSE OF THE PLAN. The purpose of the Plan is to attract and retain highly qualified persons to serve as nonemployee members of the Board of Directors of the Company and to align the interests of such persons more closely with the interests of the Company's shareholders.

         3. COMMON STOCK AVAILABLE. The shares of Common Stock which may be sold upon the exercise of Option Rights or awarded as Stock shall not exceed in the aggregate 250,000 shares, subject to adjustment as provided in Sections 7 and 9.

         4. OPTION RIGHTS.

                  (A) EXISTING ELIGIBLE DIRECTORS. On each of June 1, 2001, 2002, 2003, 2004 and 2005 (or if any such date is not a Business Day, then on the next following Business Day), the Committee will grant to each person who on such date is an Eligible Director options to purchase 4,000 shares of Common Stock, on the following terms:

                           (1) Each grant shall specify an option price per share equal to the Fair Market Value per share on the Date of Grant and that such option price shall be payable in full at the time of exercise of the option either (A) in cash, (B) by exchanging for the shares to be issued pursuant to the exercise of the option previously acquired shares of the Common Stock held for such period of time, if any, as the Board of Directors may require and reflect in the stock option certificate (valued at an amount equal to the Fair Market Value of such stock on the date of exercise), (C) by the Company retaining from the Shares to be issued upon exercise of the stock option, that number of Shares having a Fair Market Value on the date of exercise equal to the total exercise price of the number of Shares with respect to which the option is exercised, (D) by a combination



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                                    of the payment methods specified in clauses
                                    (A), (B) and (C) or (E) such other method as the Board or Committee, as applicable, may in its discretion approve. The proceeds of sale of Common Stock subject to Option Rights are to be added to the general funds of the Company and used for the Company's corporate purposes as the Board of Directors shall determine.

                           (2) Each Option Right shall be immediately exercisable in full on the Date of Grant.

                           (3) Each Option Right shall be exercisable for ten years from the Date of Grant.

                           (4)      Each option shall be a Nonqualified Option.

                           (5) Each grant of Option Rights shall be evidenced by an agreement containing such provisions as may be approved by the Committee, executed on behalf of the Company by an officer and delivered to and accepted by the Eligible Director. Such agreement shall state that the option is intended to be a Nonqualified Option.

                  (B) NEW ELIGIBLE DIRECTORS. The Committee will grant options to purchase 4,000 shares of Common Stock to each New Eligible Director on the following terms:

                           (1) The option shall be granted on the effective date of the New Eligible Director's election or appointment to the Board of Directors (or if such date is not a Business Day, the grant date will be the next following Business Day).

                           (2) The grant shall be on the terms set forth in clauses (1) through (5) of Section 4(a).

                           (3) Each New Eligible Director who receives options pursuant to this Section 4(b) will also receive options under Section 4(a) beginning on the June 1 immediately after he or she has become a New Eligible Director and until he or she ceases to be an Eligible Director.

         5. STOCK. On each date that options are granted to Eligible Directors or New Eligible Directors pursuant to Section 4(a) or Section 4(b), as applicable, the Committee will grant 900 shares of Stock to each Eligible Director or New Eligible Director to whom options have been granted on such date. Each such grant shall be on the following terms:

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                  (A)      Each such grant shall constitute an immediate
                           transfer of the ownership of 900 shares of Stock to the Participant in consideration of the performance of services and shall entitle such Participant to voting, dividend and other ownership rights without any risk of forfeiture or restrictions on transfer.

                  (B) Each such grant will be made without additional consideration by such Participant.

         6. ADMINISTRATION OF THE PLAN.

                  (A) GENERALLY. The Plan shall be administered by the Board of Directors, which may from time to time delegate all or any part of its authority to a Committee. A majority of the Board of Directors or the Committee, if applicable, shall constitute a quorum, and the action of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Board of Directors or the Committee, as applicable. The Board of Directors or the Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan.

                  (B) INTERPRETATION AND CONSTRUCTION. The interpretation and construction by the Board of Directors or the Committee of any provision of the Plan or of any agreement, notification or document evidencing the grant of Option Rights or Stock and any determination by the Board of Directors or the Committee pursuant to any provision of the Plan or of any such agreement, notification or document, made in good faith, shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any such action or determination made in good faith.

         7. AMENDMENT AND TERMINATION.

                  (A) AMENDMENT OF THE PLAN. The Plan may be amended from time to time by the Board of Directors in any respect, provided, however, that without further approval by the shareholders of the Company, no amendment may increase the maximum number of shares specified in Section 3 (except that adjustments authorized by Section 9(b) shall not be limited by this provision).

                  (B) AMENDMENT OF THE AGREEMENTS. The Board of Directors may cancel or amend any agreement evidencing Option Rights granted under the Plan provided that (1) the terms and conditions of each such agreement as amended are not inconsistent with the Plan and (2) except as provided in Section 9(b), the option price per share may not be increased or decreased following the Date of Grant of the related Option Right.

                  (C) AUTOMATIC TERMINATION. The Plan will terminate at midnight on June 1, 2010 unless earlier terminated by the Board of Directors. However, Option Rights granted on or before that date may extend beyond that date.



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         8. INVESTMENT PURPOSE. If the Committee in its sole discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of Common Stock under the Plan (whether by reason of the exercise of stock options or the award of Stock) and as a condition to the Company's obligation to issue or deliver certificates representing such shares, to execute and deliver to the Company a written statement, in form satisfactory to the Committee, representing and warranting that the Participant's acquisition of shares of Common Stock shall be for such person's own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a registration statement on an appropriate form under the Securities Act which registration statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Company as to the availability of such exemption. The Company may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares of Common Stock issued or transferred to a Participant under the Plan.

         9. MISCELLANEOUS.

                  (A) TRANSFERABILITY. Except as otherwise provided in any agreement evidencing Option Rights, no Option Right shall be transferable by a Participant other than (a) by will or the laws of descent and distribution and
(b) to your children and to trusts for their benefit. Option Rights shall be exercisable during the Participant's lifetime only by the Participant or a transferee permitted by clause (b) of the preceding sentence.

                  (B) ADJUSTMENTS. The Board of Directors may make or provide for such adjustments in the exercise price, sale price and the number or kind of shares of the Company's Common Stock or other securities covered by outstanding Option Rights as the Board of Directors in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (1) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (2) any merger, consolidation, separation, reorganization or partial or complete liquidation, or
(3) any other corporate transaction or event having an effect similar to any of the foregoing. The Board of Directors may also make or provide for such adjustments in the number or kind or shares of the Company's Common Stock or other securities which may be sold or transferred under the Plan (including the maximum number of shares specified in Section 3) and in the maximum number of shares that may be purchased or received by any person, as the Board of Directors in its sole discretion, exercised in good faith, may determine is appropriate to reflect any event of the type described in clauses (1), (2) and/or (3) of the preceding sentence.



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                  (C) FRACTIONAL SHARES. The Company shall not be required to sell or transfer any fractional share of Common Stock pursuant to the Plan. The Board of Directors may provide for the elimination of fractions or for the settlement of fractions in cash.

                  (D) NO SHAREHOLDER RIGHTS. A Participant shall have no rights as a shareholder with respect to any shares of Common Stock issued upon the exercise of an Option Right until such time as the Option Right is exercised and such shares of Common Stock are issued.

                  (E) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the existence of the Plan nor any action taken under the Plan shall be construed as giving any Participant any right to continue to serve as a member of the Board of Directors.

                  (F) INVALIDITY OF PROVISIONS. Should any part of the Plan for any reason be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall continue in full force and effect as if the Plan had been adopted with the invalid portion hereof eliminated, it being the intention of the Company that it would have adopted the remaining portion of the Plan without including any such part, parts or portion which may for any reason be hereafter declared invalid.

                  (G) EFFECTIVE DATE. The Plan will become effective on May 18, 2000, subject to approval at the Company's 2000 Annual Meeting of Shareholders. Grants of Option Rights and Stock under the Plan will be conditioned upon receipt of such approval and no Option Right granted under the Plan may be exercised, and no Stock granted under the Plan may be sold, until such shareholder approval has been obtained.